                                                                     Exhibit 1.1

Translation from Polish

                 FORMATION DEED OF A LIMITED LIABILITY COMPANY

                                   Article 1
                            Formation of the Company

The persons appearing declare, that they hereby form a Limited Liability Company for the purpose of conducting business activity, hereinafter referred to as "the Company".

                                   Article 2
                              Business Name: Sear

1. The business name of the Company shall be "Polska Telefonia Cyfrowa, Spolka z ograniczona odpowiedzialnoscia". The Company may use the abbreviation of its business name "Polska Telefonia Cyfrowa Sp. z o.o." and a distinctive logo:
"PTC".

2. The seat of the Company shall be the Capital City of Warsaw.

                                   Article 3
                                    Duration

The Company shall be formed for an unlimited period of time.

                                   Article 4
                      Territory of the Company Operations

The Company shall do business in the territory of Poland and abroad.

                                   Article 5
                                Business Purpose

The business purpose of the Company shall be:

1. Conducting activities in the field of telecommunications, and in particular in the field of mobile telephony, data transmission and data communications, as well as all other telecommunications services, including the Internet services, Internet-related services and fixed telephony.


2. The Company may conduct industrial, commercial and financial activities that are directly or indirectly indispensable or useful to pursue its business purpose, as mentioned above, and in particular it may set up branch offices and form companies in Poland and abroad.(1)

                                   Article 6
                          Share Capital: Subscription

1. The share capital of the Company amounts to PLN 471,000,000 (four hundred and seventy-one million zlotys) and has been divided into 471,000 (four hundred and seventy-one thousand) equal and indivisible shares of the nominal value of PLN 1,000 (one thousand zlotys) each.(2)

______________________

(1) Article 5 in the wording specified by virtue of the Extraordinary Meeting of Shareholders Resolution No. 212000 as regards the amendment of the Company Formation Deed dated 28 September 2000

(2) Article 6 point 1 in the wording specified by virtue of the Extraordinary Meeting of Shareholders Resolution No. 2 as regards the amendment of the Company Formation Deed dated 11 June 1996

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2.  The increase of the share capital up to the amount constituting a decuple of its present value does not require the amending of this Formation Deed.

3.  Each Shareholder may hold more than one share.

4.  The share capital shall be subscribed to in the following way:

     The company under the business name of "Elektrim" S.A. with its seat in Warsaw shall subscribe to 153,075 (one hundred and fifty-three thousand seventy-five) shares in the total value of PLN 153,075,000 (one hundred and fifty-three million seventy-five thousand zlotys) paid in cash,

The company under the business name of "DeTeMobil Deutsche Telekom MobilNet" GmbH with its seat in Bonn shall subscribe to 105,975 (one hundred and five thousand nine hundred and seventy-five) shares in the total value of PLN 105,975,000 (one hundred and five million nine hundred and seventy-five thousands zlotys) paid in cash,

The company under the business name of "US WEST International" B.V. with its seat in Eindhoven (Holland) shall subscribe to 105,975 (one hundred and five thousand nine hundred and seventy-five) shares in the total value of PLN 105,975,000 (one hundred and five million nine hundred and seventy-five thousand zlotys) paid in cash,

The company under the business name of "Bank Rozwoju Eksportu" S.A. with its seat in Warsaw shall subscribe to 23,550 (twenty-three thousand five hundred and fifty) shares in the total value of PLN 23,550,000 (twenty-three million five hundred and fifty thousand zlotys) paid in cash,

The company under the business name of "Kulczyk Holding" S.A. with its seat in Poznan shall subscribe to 22,608 (twenty-two thousand six hundred and eight) shares in the total value of PLN 22,608,000 (twenty-two million six hundred and eight thousand zlotys) paid in cash,

The company under the business name of "Elektrim -- AUTOINVEST" S.A. with its seat in Warsaw shall subscribe to 21,666 (twenty-one thousand six hundred and sixty-six) shares in the total value of PLN 21,666,000 (twenty-one million six hundred and sixty-six thousand zlotys) paid in cash,

The company under the business name of "Towarzystwo Ubezpieczen i Reasekuracji WARTA" S.A. with its seat in Warsaw shall subscribe to 19,311 (nineteen thousand three hundred and eleven) shares in the total value of PLN 19,311,000 (nineteen million three hundred and eleven thousand zlotys) paid in cash,

The company under the business name of "POLPAGER" Sp. z o.o. with its seat in Warsaw shall subscribe to 18,840 (eighteen thousand eight hundred and forty) shares in the total value of PLN 18,840,000 (eighteen million eight hundred and forty thousand zlotys) paid in cash.(3)

Out of the shares subscribed to by DeTelMobil Deutsche Telecom MobilNet GmbH, 675 shares in the total value of PLN 675,000 are meant for transfer to US West International B.V.

______________________

(3) Article 6 point 4 in the wording specified by virtue of the Extraordinary Meeting of Shareholders Resolution No. 2 as regards the amendment of the Company Formation Deed dated 11 June 1996

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    No Supervisory Board approval shall be required for the above-mentioned transfer of shares. However, the transfer may only become effective if and when approved by Elektrim S.A.

6. The Shareholders confirm that in the context of a bid for the License to provide GSM services, the Company shall be required to provide a bid gage in the amount constituting the equivalent of ECU 10 million. The Shareholders acknowledge that the bid gage shall be submitted in the form of a bank guarantee issued by the bank approved by the Polish Minister of Communications and hereby undertake to make available to the Company -- or, if approved by the bank issuing the guarantee, to guarantee to the bank -- a proportional share of the bid gage which shall correspond to each Shareholder's proportional share in the Company as provided for in this Article 6.

7. The Meeting of Shareholders may put the Shareholders under an obligation to make additional payments in the amount up to a one time nominal value of the shares held by each of them on the terms specified each time by a resolution of the Meeting of Shareholders.(4)

                                   Article 7
                               Transfer of Shares

1. The sale, transfer, pledge or any other agreement by which a Shareholder seeks to dispose of an interest in the Company shall require the approval of the Supervisory Board.

The Supervisory Board shall specify the requirements for granting such an approval which will put the Shareholder intending to perform the acts mentioned above under an obligation to obtain all the indispensable permits from the Minister of Communications and which will give the other Shareholders the opportunity to acquire the rights to be transferred in compliance with the right of first refusal.

Transfer of shares to a Shareholder having more than 20% (twenty per cent) share in the share capital, executed as a result of a share pledge being previously approved by the Supervisory Board or pursuant to an arbitral award issued in accordance with the provisions of Article 21 of this Formation Deed on the basis of this Formation Deed or on the basis of other agreements to which the Shareholders having jointly more than 70% (seventy per cent) share in the share capital of the Company are the parties, shall not require the consent of the Supervisory Board.(5)

2. In particular, the Supervisory Board shall give its consent as regards the transfer of all (but not a part of) shares ("Shares") by a Shareholder having no more than 5% share in the share capital of the Company ("Transferring Shareholder") on the following conditions:

     a) the period of five years has elapsed since the obtaining of the License and the Permit mentioned in Article 5; and

     b)  the procedure specified in Article 7.3 is followed; and

     c) the transfer of the Shares: (1) does not affect (deleted)(6) adversely the retaining of the Permit and the License referred to in Article 5 or any of the rights of the Company specified therein, or (ii) does not violate or cause the Company to violate any binding provision of the Polish law; and

_______________________
(4) In Article 6, point 7 was added by virtue of the Extraordinary Meeting of Shareholders Resolution No. 3/2000 as regards the amendment of the Company Formation Deed dated 28 September 2000.
(5) The sentence added by virtue of the Extraordinary Meeting of Shareholders Resolution dated 11 March 1997
(6) In Article 7, point 2, letter "c", after the words "does not affect", the word "materially" was deleted by virtue of the Extraordinary Meeting of Shareholders Resolution dated 11 March 1997.

                                       3

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     d)  additionally, the transfer of the Shares does not affect (deleted)(7)
     adversely the operations of the Company; and

     e) the transfer of the Shares does not result in any person owning directly or indirectly 20% or more of the shares in the Company, with the exception of the current Shareholders having more than 20% of the shares at the time of transfer; and

     f) the Transferring Shareholder has complied with all its obligations under this Formation Deed.

3. a) The Transferring Shareholder shall first notify the other Shareholders in writing of its intention to transfer the Shares ("Shares of Transfer"), specifying in the Offer of Transfer all the relevant conditions of transfer including the proposed transferee if any and defining the purchase price, which shall be a fair market price,

     b) upon receipt of the Offer of Transfer, the other Shareholders shall be entitled to purchase the Shares mentioned in the Offer of Transfer at a price and upon the conditions mentioned therein, proportionally to their then current shareholding in the Company, sending within 30 days after receiving the Offer of Transfer, a written declaration of exercising their right of first refusal.

     The other Shareholders, in proportion to their then current shareholding, may purchase shares with respect to which the right of first refusal has not been exercised. The Shareholder who would like to acquire the Shares not purchased by other Shareholders should specify this intention in a written declaration of acceptance.

     c) if the Shareholders do not exercise their right of first refusal within the time-limit specified in point b) above, and with the reservation of requirements defined in Articles 7.1 and 7.2 above, the Transferring Shareholder shall be granted the Supervisory Board approval for the transfer of the Shares to a third party after that party has fulfilled the requirements and at the price quoted in the Offer of Transfer, and also after the transferee has undertaken to adhere to all provisions of this Formation Deed and executed in writing a certificate confirming the acceptance by the transferee of all obligations undertaken by the Transferring Shareholder in relation to the Company.

                                   Article 8
                                   Redemption

1. The Shareholders' Meeting may pass a resolution on the redemption of shares on the conditions defined by the law or this Formation Deed. Shares can be redeemed out of the net earnings or by a share capital reduction.

2. The value of shares to be paid to a Shareholder in case of redemption shall be:

     (i) such Shareholder's proportional share in the net asset value of the Company (assets minus liabilities, and in particular any loans granted by any of the Shareholders, but not including the share capital and any retained profit or loss) as determined in the audited financial statement of the Company for the last fiscal year plus

_______________________
(7) In Article 7, point 2, letter "d", after the words "does not affect", the word "materially" was deleted by virtue of the Resolution referred to in annotation 5.

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     (ii) all of such Shareholder's capital contributions made after the date of such financial statement and not reflected therein.

                                   Article 9
                             Decision-making Bodies

The decision-making bodies of the Company are:

     a) the Shareholders' Meeting,

     b) the Supervisory Board,

     c) the Management Board.

                                   Article 10
                             Shareholders' Meeting

1. The Shareholders' Meeting can be ordinary or extraordinary. The Ordinary Shareholders' Meeting shall take place annually before the end of June of each year.

2. An Extraordinary Shareholders' Meeting may be called at any time (deleted)(8) upon the request, executed in writing, of the Shareholders holding 1/10 (one tenth) or more of the share capital of the Company or upon the request of the Supervisory Board.

3. The notices of any Shareholders' Meetings should be given two weeks in advance by facsimile transmission confirmed by a registered letter, provided that the facsimile message has been received by all Shareholders and the registered letter has been mailed at least two weeks prior to the date scheduled for the Meeting. Unless otherwise provided in Article 223 of the Polish Commercial Code or any other applicable law, the resolutions may be adopted by the Shareholders in writing if all Shareholders express their consent to this procedure.

4. At the Shareholders' Meeting each share shall represent the right to one vote. The Shareholders' Meeting shall pass any resolutions, including the resolutions on any amendments to this Formation Deed, with a 70% majority of the share capital of the Company regardless of the number of shares represented at the Meeting.

No Resolution of the Shareholders' Meeting may validly be adopted unless all Shareholders holding more than 20% of the shares in the share capital of the Company have voted in favour of adopting such a resolution.

5. The Shareholders may attend the Shareholders' Meeting in person or they may be represented by proxies who shall prove their authority by a written power of attorney to be presented at the Shareholders' Meeting.

                                   Article 11
                 Responsibilities of the Shareholders' Meeting

1. The Shareholders' Meeting shall have the following responsibilities:

     a) to review and approve the reports by the Management Board and the Supervisory Board, as well as the year-end balance sheet and the profit and loss statement for the previous fiscal year;

____________________
(8) In Article 10, point 2, the words "by the Management Board on its own initiative or" were deleted by virtue of the Resolution referred to in annotation 5.

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     b)   to exonerate the Members of the Management Board and the Members of
     the Supervisory Board and to decide on the remuneration of the Supervisory Board Members;

     c) to decide on lodging by the Company of any claims against the Shareholders, Members of the Supervisory Board or Members of the Management Board, in particular the claims for redressing any injury inflicted in the course of (i) formation of the Company or (ii) discharging the management functions of exercising supervision;

     d) to resolve to distribute any profits or to cover any losses of the Company;

     e)   to resolve to increase or decrease the share capital of the Company;

     f)   to amend the Formation Deed of a Limited Liability Company;

     g) to take decisions on the sale or lease of the enterprise or on the granting of the right of use thereof (Article 221, item 3 of the Polish Commercial Code);

     h)   to dissolve and liquidate the Company;

     j) to take decisions on all matters which fall within the competence of the Shareholders' Meeting under this Formation Deed or which are defined as falling within the competence of the Shareholders' Meeting under the binding Polish law, and in particular under the Polish Commercial Code.

2. The sale or purchase of real property (Article 221. item 4 of the Polish Commercial Code) shall not require the approval of the Shareholders' Meeting.

                                   Article 12
                               Supervisory Board

1. The Supervisory Board consists of at least nine Members. Each Shareholder holding more than 20% of the shares in the share capital of the Company shall appoint and also dismiss two Members of the Supervisory Board.

Each Shareholder holding more than 40% of the shares in the share capital of the Company shall appoint and dismiss four Members of the Supervisory Board.

The other Members shall be appointed by the Shareholders' Meeting.

2. The Shareholders' Meeting may revoke the appointment of any Member of the Supervisory Board at any time without giving the reasons. The recalling of a Member of the Supervisory Board appointed by the Shareholders' Meeting shall require a simple majority of all votes.

3. The majority of the Supervisory Board Members shall be required to be Polish citizens domiciled in Poland in compliance with the requirements of the Polish Communications Law ("Polish Citizen"). Any Shareholder holding more than 20% of the shares who does not qualify, however, as a Polish Party (as defined in Article 21.4 hereof) shall have the right to appoint Members of the Supervisory Board from among persons who are not Polish Citizens. The Supervisory Board shall elect its Chairman who shall be a Polish Citizen, as well as any Deputies and the Secretary of the Supervisory Board.

4. The Supervisory Board resolutions shall be valid only if at least one Member of the Board appointed by each of the Shareholders holding at least 20% of the shares in the share capital participate in the Meeting. The Supervisory Board resolutions

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shall be adopted by a simple majority of votes unless the Supervisory Board
Internal Rules of Procedure as adopted by the Shareholders' Meeting provide otherwise. In case a resolution requires a simple majority of votes and there is an equal number of votes in favour of and against such a resolution, the Chairman's vote shall be decisive.

5. The Shareholders' Meeting shall adopt the Supervisory Board Internal Rules of Procedure specifying in particular the voting requirements, the quorum indispensable to pass the Supervisory Board resolutions and other procedural issues regarding the Meetings of the Supervisory Board.

To the extent permissible under Polish law, the Supervisory Board Internal Rules of Procedure may provide that certain functions may be delegated to committees composed of Members of the Supervisory Board.

6. The first Supervisory Board was appointed by the founding Shareholders in the following composition:

Andrzej Skowronski
Emilan Bryk
Matthias Wener
Horst Joachim Grieme
Klaus Engelen
Gunter Heinz Pfeiffer
Plotr Mroczkowski
Andrzej Wojcik
Jan Waga

                                   Article 13
                   Responsibilities of the Supervisory Board

1.   The Supervisory Board shall have the following responsibilities:

     a)   to supervise actively the Company's business:

     b) to approve the annual business plan, the five-year business plan and the annual budget;

     c) to appoint and recall the Members of the Company Management Board, determine the compensation for the Members of the Company Management Board;

     d) to give its consent to or approve the transactions and actions which under the Management Board Internal Rules of Procedure require the consent or approval of the Supervisory Board;

     e) to review the annual report of the Management Board, the year-end balance sheet and the annual profit and loss statement, as well as any proposals of the Management Board regarding the distribution of profits or the covering of losses, and also to express in writing its position on all the above-mentioned issues to be considered at the annual Ordinary Shareholders' Meeting;

     f)   to appoint the auditors of the Company;

     g) with the exception of matters assigned to the sole competence of the Shareholders' Meeting under the provisions of the Commercial Code, any other matters that the Shareholders' Meeting shall delegate to the competence of the Supervisory Board under the Supervisory Board Internal Rules of Procedure or otherwise, as well as all other matters which this Formation Deed assigns to the Supervisory Board.

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2.   The exercising of the right to individual supervision by any Member of the
Supervisory Board (Article 212 Section 4 of the Commercial Code) and the right to individual control of the Company by a Shareholder (Article 206 Section 3 of the Commercial Code) shall be hereby excluded.

                                   Article 14
                      Composition of the Management Board

1. The composition of the Management Board shall be multipersonal. The majority of the Management Board Members shall be Polish Citizens.

2. The Management Board shall be appointed and dismissed by the Supervisory Board, with the exception of the first Management Board, which shall be appointed by the Shareholders in the following composition;

Director General: Tadeusz Miroslaw Kubiak
Director of Finance: Leszek Jozef Honek
Director of Network Operations: Bruno Jacobfeuerborn
Director of Strategy, Marketing and Sales: Paul Wolters
Director of Administration: Jan Stanislaw Kurbiel

3. The Supervisory Board shall adopt the Management Board Internal Rules of Procedure.

4. The Company shall be represented by two Members of the Management Board acting jointly in the following way:

     The Director General shall be authorized to represent the Company only jointly with the Director of Strategy, Marketing and Sales, or jointly with the Director of Network Operations;

     The Director of Finance shall be authorized to represent the Company only jointly with the Director of Strategy, Marketing and Sales, or jointly with the director of Network Operations;

     The Director of Administration shall be authorized to represent the Company only jointly with the Director of Strategy, Marketing and Sales, or jointly with the Director of Network Operations;

     The Director of Strategy, Marketing and Sales shall be authorized to represent the Company only jointly with the Director General, or jointly with the Director of Finance, or jointly with the Director of Administration;

     The Director of Network Operations shall be authorized to represent the Company only jointly with the Director General, or jointly with the Director of Finance or jointly with the Director of Administration.

                                   Article 15
                    Responsibilities of the Management Board

The function and the responsibility of the Management Board shall be to manage all aspects of the Company with the exception of matters reserved for the competence of the Supervisory Board or the Shareholders' Meeting.




                                       8
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                                   Article 16
                            Distribution of Profits

The Shareholders' Meeting may resolve that the profit earned by the Company in a given business year should be retained, party or totally, for the purposes of the Company, or it may resolve to distribute the profits among the Shareholders. In case the Company profit is distributed, the Shareholders shall be entitled to a part of that profit in proportion to the shares held by them.

                                   Article 17
                            Accounting Business Year

Accounting and reporting of the Company shall comply with the binding provisions of the Polish law. A business year shall be a calendar year. The first business year ends on 31 December 1996.

                                   Article 18
                                  Liquidation

1. In the case of the Company being liquidated, the Shareholders' Meeting shall appoint one or more liquidators.

2. The books and documents of the liquidated Company shall be given for custody to a person appointed by the registration court.

                                   Article 19
                            Covenant not to Compete

1. Unless expressly approved by the Supervisory Board which approval shall not unreasonably be withheld, no Shareholder shall:

     (i)  compete directly or indirectly with the Company in:

          a) providing cellular telecommunications services in Poland on the basis of the GSM standard (including DCS 1800 and similar technology) or

          b)   bidding for a license to provide such services nor

     (ii) support competing activities of third parties in providing GSM services in a way other than in the ordinary course of business of such a Shareholder, at the time the Company is registered in the Commercial Register.

          The Shareholders acknowledge that each of them retains the right to provide non-GSM telecommunications services in Poland and all types of telecommunications services outside of Poland. This clause shall not prevent the Company or the Shareholders as a whole from cooperating in any form with another group of contenders for the license.

2. Each of the Shareholders assures that it is not a party to any agreement nor does it maintain cooperation with third parties in connection with the planning or management of a GSM network in Poland.

3. Upon the transfer of any shares by any of the Shareholders and/or the withdrawal of any Shareholder from the Company, this Covenant not to Compete shall continue





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to apply for a period of five years from the time the transfer of shares or withdrawal from the Company became effective.

4.   If the Company does not receive a GSM License, the provisions of the
Article 19 shall terminate.

                                   Article 20
                                Confidentiality

1. Each Shareholder shall hold in strict confidence technological, financial, commercial and other information it has received from other Shareholders or the Company and shall undertake all indispensable measures to protect such information from disclosure to third parties. The following information shall not be considered confidential for the purposes of this Formation Deed if:

     a) at the time of transfer thereof, such information is already in the possession of the receiving Shareholder free from any obligation of confidentiality;

     b) such information is in the public domain or later becomes part of the public domain without any fault of one or more of the Shareholders;

     c) such information was obtained without any obligation of confidentiality from a third party owing no duty to the Shareholders or the Company to keep this information confidential.

2. All information relating to the Company and its activities shall be treated as confidential unless it is obvious from the circumstances that such information is not of a confidential nature.

3. Nothing in this Article shall prevent any of the Shareholders from disclosing confidential information if and to the extent it is required by the Polish law or the laws of other countries that such information be disclosed. The above notwithstanding, any Shareholder required to disclose confidential information shall inform the other Shareholders and, if possible, coordinate any such disclosure with the Company. Any Shareholder required to disclose confidential information to another person shall take all reasonable steps to ensure that such information is protected from further disclosure, including the use of all the available measures provided for by the law.

4. The provisions of this Article shall apply mutatis mutandis to the Company and the information it shall receive from the Shareholders.

                                   Article 21
                                 Miscellaneous

1. The costs of this Formation Deed and other fees connected with entering the Company in the Commercial Register shall be borne by the Shareholders in proportion to their share in the share capital.

2. Should any disputes arise on the basis of this Formation Deed or in connection therewith, such disputes shall be settled, if possible, through negotiations between the Shareholders.

Should such negotiations fail and unless the Shareholders otherwise agree, all disputes (deleted)(9) between Shareholders and between them and the Company under this Formation Deed or in connection with other agreements related to this Deed


_________________

(9) In Article 21, point 2, in the second sentence, the words "In relation to property" were deleted by virtue of the Resolution referred to in annotation 5.





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
shall be decided finally and conclusively by the Arbitration Court at the Bundeskammer der gewerblichen Wirtschaft in Vienna, in a bench composed of three arbitrators in accordance with the Rules of the said Court.

The presiding arbitrator (umpire) in any such arbitration shall not be a citizen of the United States, Great Britain, Germany or Poland.
(deleted)(10)

3. The official language of the Company for documents and communication shall be Polish; for unofficial purposes foreign languages may be used.

4. Elektrim S.A., Kulczyk Holding S.A., Elektrim -- AUTOINVEST S.A., Bank Rozwoju Eksportu S.A., Towarzystwo Ubezpieczen i Reasekuracji WARTA S.A. and CARCOM WARSZAWA Sp. z o.o. hereby represent and warrant that each of them qualifies, within the meaning of the telecommunications laws, as a Polish legal entity which does not qualify as a foreign company within the meaning of
Article 3 and 7 of the Law on Companies with Foreign Participation dated 14 June 1991 with subsequent amendments ("Polish Party").(11)

5. Elektrim S.A. Kulczyk Holding S.A., Elektrim -- AUTOINVEST S.A., Bank Rozwoju Eksportu S.A., Towarzystwo Ubezpieczen i Reasekuracji WARTA S.A. and CARCOM WARSZAWA Sp. z o.o. commit themselves to take all the measures permissible under the provisions of the law to ensure that each of them continues to qualify as a Polish Party for as long as Polish telecommunications laws or the terms of the License so require.(12)





_______________________

(10) In Article 21, point 2, the last sentence was deleted by virtue of the Resolution referred to in annotation 5.
(11) Article 21, point 4 in the wording specified by virtue of Resolution No. 6/2/98 of the Ordinary Meeting of Shareholders concerning the amendments to the Company Formation Deed with respect to the tenor of Article 21, point 4 and Article 21, point 5 dated 3 June 1998
(12) Article 21, point 5 in the wording specified by virtue of the Resolution referred to in annotation 11

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